Exhibit 99.1

Inova Resumes Trading on OTCBB

Santa Monica, CA December 2, 2010. Inova Technology ("INVA") announced today that its shares have resumed trading on the OTCBB. The Company previously ceased trading on the OTCBB as a result of a lack of market makers making a market in the Company’s stock on the OTCBB. It was not due to late filings or an inability to meet any other reporting obligations. The Company has maintained timely filings and met all of its SEC obligations prior to and during the period where the Company’s stock ceased trading on the OTCBB.

"Inova is a fully SEC reporting and trading entity so we are very happy to resume trading on the OTCBB," said CEO, Mr. Adam Radly. Radly added, "We hope that the OTCBB listing combined with the continuing success of our business operations will generate more interest and liquidity in our stock for our shareholders".

"We’re continuing to focus on winning new business and implementing projects on time and on budget for our customers," said Mr Radly. Mr Radly also confirmed that Inova will provide regular updates regarding its projects and backlog as it continues to grow.

About Inova Technology

Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.inovatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward] looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward] looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third] parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward]looking statements that become untrue because of subsequent events.